Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-150239 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated March 11, 2009 (January 22, 2010 as to the effects of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 and Emerging Issues Task Force (“EITF”) 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships and the related disclosures in Note 2), relating to the consolidated financial statements and financial statement schedule of Genesis Energy, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 157, Fair Value Measurements, which established new accounting and reporting standards for fair value measurements of certain financial assets and liabilities and concerning the retrospective adjustments related to the adoption of SFAS No. 160 and EITF 07-4), appearing in this Current Report on Form 8-K of Genesis Energy, L.P. dated January 22, 2010.

/s/    DELOITTE & TOUCHE LLP

Houston, Texas

January 22, 2010